Exhibit 99.1

BUILD-A-BEAR WORKSHOP REPORTS THIRD QUARTER FISCAL 2025 RESULTS AND REAFFIRMS ANNUAL GUIDANCE

ST. LOUIS, MO (December 4, 2025) – Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced results for the third quarter of fiscal year 2025 ended November 1, 2025.

●	Total revenues were a third-quarter record $122.7 million, compared to $119.4 million, and for the first nine months, total revenues were also a record $375.3 million, compared to $346.0 million
●

Pre-tax income for the third quarter was $10.7 million, compared to $13.1 million, with an approximate $4 million tariff and related cost impact, and for the first nine months, pre-tax income was $45.7 million, compared to $39.7 million, with an approximate $5 million tariff and related cost impact

●	Third-quarter diluted earnings per share of $0.62, compared with $0.73, and nine-month diluted earnings per share of $2.73, compared with $2.20
●	Through the first nine months of fiscal 2025, the Company returned $26.1 million to shareholders through share repurchases and quarterly dividends
●	The Company reaffirms its guidance for fiscal 2025

“We are pleased to report record third-quarter and first-nine-months revenue, driven by continued strong store performance in our Direct-to-Consumer segment, and double-digit revenue growth for our Commercial segment. These achievements were further reinforced by opening over 50 net new units on a year-to-date basis, inclusive of our entry into seven additional countries. Based on this, and our continued momentum, we are reaffirming guidance for the year,” commented Sharon Price John, President and Chief Executive Officer of Build-A-Bear Workshop. “Looking ahead, we remain focused on advancing our long-term strategic initiatives, particularly the global expansion of our partner-operated model, while continuing to navigate a dynamic economic environment,” concluded Ms. John.

Voin Todorovic, Chief Financial Officer of Build-A-Bear Workshop, added, “The Company’s most profitable first nine months in our history underscore the durability of our evolved and diversified business model as well as the ability to execute our strategic plan. While the Company preemptively mitigated significant tariff impacts during the first half of the year, the third quarter marked the first meaningful expenses from tariffs and related costs. We expect this elevated level of impact to continue through the fourth quarter and into the next fiscal year. Nevertheless, we remain confident in our guidance, which accounts for tariff impacts and our focus on disciplined expense management."

Third Quarter Fiscal 2025 Results

(13 weeks ended November 1, 2025, compared to the 13 weeks ended November 2, 2024)

●	Total revenues were $122.7 million and increased 2.7%.

o	Net retail sales were $112.3 million and increased 2.5%.
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 10.8%.
o	Commercial and International franchising segment revenues were a combined $10.4 million and increased 4.9%.

●

Pre-tax income was $10.7 million, or 8.7% of total revenues, compared to $13.1 million, or 11.0% of total revenues, in the prior-year quarter. The $2.4 million decline reflects approximately $4 million in tariffs and related costs. The 230-basis-point reduction in pre-tax margin reflects a 40-basis-point decrease in gross margin, driven by a decline in Retail and Commercial gross margins, primarily due to the impact of tariffs, and a 180-basis-point increase in selling, general and administration (“SG&A”) expense, from higher store-level compensation, timing of marketing expenses, and general inflationary pressures.

●	Diluted earnings per share (“EPS”) of $0.62, decreased by 15.1%, reflecting lower pre-tax income, partially offset by a lower income tax rate, and a reduction in share count.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $14.2 million, decreased by 14.6%, and represented 11.6% of total revenues.

Nine-Month Fiscal 2025 Results

(39 weeks ended November 1, 2025, compared to the 39 weeks ended November 2, 2024)

●	Total revenues were $375.3 million and increased 8.5%.

o	Net retail sales were $346.5 million and increased 8.0%.
o	Consolidated e-commerce demand (online orders fulfilled from either the Company’s warehouses or its stores) decreased 0.7%.
o	Commercial and International franchising segment revenues were a combined $28.8 million and increased 14.7%.

●

Pre-tax income was $45.7 million, or 12.2% of total revenues, compared to $39.7 million, or 11.5% of total revenues, in the prior year. The $6.0 million profit expansion includes approximately $5 million in tariffs and related costs. The 70-basis-point improvement in pre-tax margin reflects a 180-basis-point improvement in total gross margin driven by expansion in Retail gross margin from reduced promotional activity, leverage of fixed costs, and selective price increases, partially offset by the impact of tariffs, and a 110-basis-point increase in SG&A expense, due to higher store-level compensation, corporate costs, and general inflationary pressures.

●	Diluted EPS of $2.73, increased by 24.1%, reflecting higher pre-tax income, a lower income tax rate, and a reduction in share count.

●	EBITDA of $56.1 million, increased by 12.5%, and represented 15.0% of total revenues.

Store Activity

For the quarter, the Company had net new unit growth of 24 global experience locations, comprised of seven corporately-managed, 11 partner-operated, and six franchise locations. At the end of the third quarter, Build-A-Bear had 651 locations across its corporately-managed, partner-operated, and franchise business models. Globally, this reflects 375 corporately-managed, 168 partner-operated, and 108 franchise locations.

Balance Sheet

At third-quarter end, cash and cash equivalents totaled $27.7 million, a decrease of $1.2 million, or 4.2%, compared to third-quarter end last year. The Company finished the quarter with no borrowings under its revolving credit facility.

For the third quarter and first nine months of fiscal 2025, capital expenditures totaled $6.5 million and $12.9 million, respectively.

Inventory at quarter-end totaled $83.3 million, an increase of $12.5 million, or 17.7%, compared to third-quarter end last year, primarily driven by the added cost of tariffs and the pull-forward of products aligned with our tariff-mitigation plans. The Company remains comfortable with the level and composition of its inventory.

Return of Capital to Shareholders

For the third quarter, the Company utilized $10.1 million in cash to repurchase 168,456 shares of its common stock and paid a quarterly cash dividend of $2.9 million to shareholders. For the first nine months of fiscal 2025, the Company utilized $17.4 million in cash to repurchase 336,041 shares of its common stock and paid $8.7 million in quarterly cash dividends to shareholders.

Since the end of the third quarter through December 3, the Company has utilized $2.1 million in cash to repurchase an additional 41,551 shares of its common stock. The Company has $69.7 million remaining under the board-authorized $100.0 million stock repurchase program adopted on September 11, 2024.

2025 Outlook

The Company reaffirms its 2025 revenue, pre-tax income, and net-new-unit guidance.

Specifically, the Company continues to expect:

●	Total revenues to grow on a mid-to-high-single-digit percentage basis
●	Pre-tax income in the range of $62 million to $70 million, reflecting approximately $11 million of tariffs and related costs during the seven months from July through the end of the fiscal year
●	Net-new-unit growth of at least 60 experience locations through a combination of corporately-managed, partner-operated, and franchise business models

In addition, for fiscal 2025, the Company continues to expect:

●	Capital expenditures in the range of $20 million to $25 million

●	Depreciation and amortization to approximate $16 million
●	The income tax rate to be in the range of 22% to 24%, excluding discrete items

The Company’s guidance considers various factors, including tariffs, medical and labor costs, changes in freight expense, and ongoing inflationary challenges. Additionally, the Company’s outlook does not contemplate any further material changes in tariffs, the macroeconomic or geopolitical environment, or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income adjusted to exclude certain costs, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Webcast and Conference Call Information

Today, at 9:00 AM ET, Build-A-Bear Workshop will host a conference call with investors and financial analysts to discuss its financial results. The call will be webcast on Build-A-Bear’s Investor Relations website, https://ir.buildabear.com.

The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The call is expected to conclude by 10 AM ET.

A replay of the conference call webcast will be available on the investor relations website for one year. A telephone replay will be available from approximately 1:00 p.m. ET on Thursday, December 4, 2025, until 11:59 p.m. ET on Thursday, December 11, 2025. The telephone replay is available by calling (412) 317-6671 (toll/international) or (844) 512-2921 (toll-free). The access code is 13756755.

About Build-A-Bear

Since its beginning in 1997, Build-A-Bear has evolved to become a beloved multi-generational brand focused on its mission to “add a little more heart to life,” where guests of all ages make their own “furry friends” in celebration and commemoration of life moments. Guests create their own stuffed animals by participating in the stuffing, dressing, accessorizing, and naming of their own teddy bears and other plush toys based on the Company’s own intellectual property and in conjunction with a variety of best-in-class licenses. The hands-on and interactive nature of our more than 600 company-owned, partner-operated and franchise experience locations around the world, combined with Build-A-Bear’s pop-culture appeal, often fosters a lasting and emotional brand connection with consumers and has enabled the Company to expand beyond its retail stores to include e-commerce sales on www.buildabear.com and non-plush branded consumer categories via out-bound licensing agreements with leading manufacturers, as well as the creation of engaging content via Build-A-Bear Entertainment (a subsidiary of Build-A-Bear Workshop, Inc.). The brand’s newest communications campaign, "The Stuff You Love," commemorates more than a quarter-century of creating cherished memories worldwide. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted consolidated total revenues of $496.4 million for fiscal 2024. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2024 and other periodic reports filed with the SEC which are incorporated herein.

All our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects, and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Investor Relations Contact

Gary Schnierow, Vice President, Investor Relations & Corporate Finance

garys@buildabear.com

Media Relations Contact

pr@buildabear.com

###

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	November 1,	% of Total	November 2,	% of Total
	2025	Revenues (1)	2024	Revenues (1)
Revenues:
Net retail sales	$112,268	91.5	$109,503	91.7
Commercial revenue	8,942	7.3	8,580	7.2
International franchising	1,469	1.2	1,347	1.1
Total revenues	122,679	100.0	119,430	100.0
Cost and expenses:
Cost of merchandise sold - retail (1)	51,778	46.1	50,116	45.8
Cost of merchandise sold - commercial (1)	4,111	46.0	3,669	42.8
Cost of merchandise sold - international franchising (1)	968	65.9	1,005	74.6
Total cost of merchandise sold	56,857	46.3	54,790	45.9
Consolidated gross profit	65,821	53.7	64,640	54.1

Selling, general and administrative expense	55,314	45.1	51,668	43.3
Interest (income) expense, net	(221)	(0.2)	(109)	(0.1)
Income before income taxes	10,729	8.7	13,081	11.0
Income tax expense	2,607	2.1	3,211	2.7
Net income	$8,122	6.6	$9,870	8.3

Income per common share:
Basic	$0.62		$0.74
Diluted	$0.62		$0.73
Shares used in computing common per share amounts:
Basic	13,010,074		13,425,332
Diluted	13,051,523		13,461,983

(1)

Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively.  Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	November 1,	February 1,	November 2,
	2025	2025	2024
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$27,737	$27,758	$28,955
Inventories, net	83,275	69,775	70,774
Receivables, net	15,566	16,096	13,461
Prepaid expenses and other current assets	11,568	12,669	11,982
Total current assets	138,147	126,298	125,172

Operating lease right-of-use asset	111,722	90,200	91,268
Property and equipment, net	62,287	59,761	54,498
Deferred tax assets	7,916	7,596	8,638
Other assets, net	6,428	6,101	6,286
Total Assets	$326,499	$289,956	$285,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,442	16,538	18,403
Accrued expenses	19,853	16,209	19,994
Operating lease liability short term	27,271	26,841	28,832
Gift cards and customer deposits	14,163	15,791	15,697
Deferred revenue and other	4,792	4,015	3,498
Total current liabilities	83,522	79,394	86,424

Operating lease liability long term	90,943	70,155	69,518
Other long-term liabilities	1,417	1,325	1,347

Stockholders' equity:
Common stock, par value $0.01 per share	130	133	135
Additional paid-in capital	61,339	61,987	62,511
Accumulated other comprehensive loss	(11,548)	(12,554)	(11,811)
Retained earnings	100,696	89,516	77,738
Total stockholders' equity	150,617	139,082	128,573
Total Liabilities and Stockholders' Equity	$326,499	$289,956	$285,862

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024

Other financial data:

Retail gross margin ($) (1)	$60,490	$59,387	$194,591	$173,688
Retail gross margin (%) (1)	53.9%	54.2%	56.2%	54.1%
Capital expenditures (2)	$6,544	$3,871	$12,872	$9,571
Depreciation and amortization	$3,699	$3,688	$11,067	$10,983

Store data (3):
Number of corporately-managed retail locations at end of period
North America			334	324
Europe			41	38
Total corporately-managed retail locations			375	362

Number of franchised stores at end of period(4)			108	89

Number of third-party retail locations at end of period			168	123

Corporately-managed store square footage at end of period (5)
North America			743,933	730,855
Europe			57,015	53,443
Total square footage			800,948	784,298

(1)

Retail gross margin represents net retail sales less cost of merchandise sold - retail.  Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)	Count for both years include nine shop-in-shop locations in Australia not previously reported.

(5)

Square footage for stores located in North America is leased square footage.  Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	November 1,	November 2,	November 1,	November 2,
	2025	2024	2025	2024
Income before income taxes (pre-tax)	$10,729	$13,081	$45,678	$39,655
Interest (income) expense, net	(221)	(109)	(627)	(723)
Depreciation and amortization expense	3,699	3,688	11,067	10,983
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$14,207	$16,660	$56,118	$49,915